WonderFi Technologies Inc.

Interim Condensed Consolidated Financial Statements

(Unaudited)

For the Three and Six Months Ended June 30, 2023 and 2022

NOTICE OF NO AUDITOR REVIEW OF JUNE 30, 2022 COMPARATIVE

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Under National Instrument 51-102, if an auditor has not performed a review of the interim condensed consolidated financial statements required to be filed, they must be accompanied by a notice indicating that the interim condensed consolidated financial statements have not been reviewed by an auditor.

The accompanying interim condensed consolidated financial statements of WonderFi Technologies Inc. (the "Company" or "WonderFi") have been prepared by management and approved by the Audit Committee and Board of Directors of WonderFi.

The Company's independent auditors have not performed a review of the interim condensed consolidated financial statements for the three and six ended June 30, 2022 in accordance with the standards established by the Charted Professional Accountants of Canada for a review of interim condensed consolidated financial statements by an entity's auditors.

The Company's independent auditors have performed a review of the interim condensed consolidated financial statements for the three and six ended June 30, 2023 in accordance with the standards established by the Charted Professional Accountants of Canada for a review of interim condensed consolidated financial statements by an entity's auditors.

The accompanying notes are an integral part of the interim condensed consolidated financial statements	3

Interim Condensed Consolidated Statements of Financial Position (Expressed in Canadian dollars) (Unaudited)

	Note	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	6	6,500,528	10,251,697
Cash collateral deposited		-	1,218,000
Trade and other receivables		2,637,248	2,390,495
Prepaid expenses		826,921	1,552,966
Digital assets	7	-	664,092
Digital asset inventory	8	869,207	1,543,318
Client custodial cash	9	37,612,170	38,200,775
Client digital assets (1)	10	270,664,321	161,015,890
Loan receivable	11	331,956	350,855
Income tax credit receivable		599,913	77,757
Total current assets		320,042,264	217,265,845
Investments	12	525,919	536,858
Property and equipment		274,942	432,035
Right-of-use assets	13	338,406	229,095
Intangible assets	14	37,786,355	41,992,736
Total assets		358,967,886	260,456,569

Liabilities
Current liabilities
Trade and other payables		8,287,064	10,018,806
Current portion of lease liabilities	13	225,318	234,388
Loan payable	15	-	843,776
Client custodial cash liabilities	9	37,612,170	38,200,775
Client digital assets liabilities (2)	10	270,664,321	161,015,890
Current portion of long-term debt		69,987	-
Total current liabilities		316,858,860	210,313,635
Deferred tax liabilities		3,026,874	4,069,280
Warrant liabilities	17	2,210,020	880,966
Lease liabilities	13	118,506	-
Long-term debt		-	69,987
Total liabilities		322,214,260	215,333,868

Shareholders' equity
Share capital	18	213,681,871	209,164,509
Contributed surplus		11,410,477	13,186,890
Subscriptions receivable		-	(12,500)
Deficit		(188,338,722)	(177,216,198)
Total shareholders' equity		36,753,626	45,122,701
Total shareholders' equity and liabilities		358,967,886	260,456,569

______________________________________
(1) safeguarding assets
(2) safeguarding liabilities

The accompanying notes are an integral part of the interim condensed consolidated financial statements	4

Interim Condensed Consolidated Statements of Loss and Comprehensive Loss (Expressed in Canadian dollars, except share and per share amounts) (Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2023	2022	2023	2022

Revenue		2,977,711	2,896,274	5,446,995	3,150,253
Expenses
Salaries and wages		2,149,624	2,468,684	5,069,047	4,144,962
Bank and transaction fees		576,051	637,361	1,052,313	755,007
Marketing		435,526	1,617,772	765,040	3,090,147
Professional and consulting fees		1,884,717	4,201,901	5,079,785	11,527,752
Software licenses		968,305	594,203	1,778,451	638,849
Depreciation and amortization		2,698,646	1,630,363	4,454,421	1,752,843
Share-based payments	18	(1,889,302)	2,475,510	(1,319,572)	4,999,803
General and administrative expenses		737,308	1,324,301	1,441,349	1,655,337
Compliance fees		349,583	185,711	795,430	193,752
Operating loss		(4,932,747)	(12,239,532)	(13,669,269)	(25,608,199)

Other (gain) loss
Revaluation of digital asset inventory		10,673	2,049,825	(639,554)	1,921,913
Revaluation of digital assets	7	-	5,485,650	(286,633)	5,210,288
Finance income		(192,497)	(15,265)	(264,722)	(35,036)
Finance expense		6,129	5,957	12,674	5,957
Changes in fair value of warrant liabilities	17	(217,446)	(4,299,967)	(59,466)	(6,802,035)
Share issuance cost		-	-	149,324	233,038
Foreign exchange		20,123	(76,066)	85,011	195,245
Disposal of digital assets	7	19,887	992,825	19,887	994,613
Loss on disposal of property and equipment		1,296	-	1,296	-
Net loss before income taxes		(4,580,912)	(16,382,491)	(12,687,086)	(27,332,182)

Income tax recovery		(522,156)	114,460	(522,156)	114,460
Deferred tax recovery		(565,703)	-	(1,042,406)	-
Net loss for the period		(3,493,053)	(16,496,951)	(11,122,524)	(27,446,642)

Net loss per share:
Basic and fully diluted	22	(0.01)	(0.10)	(0.05)	(0.21)

Weighted average number of common shares outstanding:
Basic and fully diluted	22	241,977,310	169,324,350	236,216,707	132,617,498

The accompanying notes are an integral part of the interim condensed consolidated financial statements	5

Interim Condensed Consolidated Statements of Changes in Shareholder's Equity (Expressed in Canadian dollars, except quantity of shares) (Unaudited)

	Note(s)	Number of common shares	Share capital ($)	Subscriptions receivable ($)	Contributed surplus ($)	Deficit ($)	Total shareholders' equity ($)

Balance as of December 31, 2022		214,637,855	209,164,509	(12,500)	13,186,890	(177,216,198)	45,122,701
Private placements	18	22,800,000	3,627,480	-	-	-	3,627,480
Share issuance cost	18	-	(390,106)	-	170,863	-	(219,243)
Shares issued for services	18	1,344,000	202,036	12,500	(12,500)	-	202,036
Restricted shares issued	18	2,867,279	615,204	-	(615,204)	-	-
Share-based payments	18	-	-	-	(1,319,572)	-	(1,319,572)
Shares issued for Business Combinations	18	1,746,289	462,748	-	-	-	462,748
Net loss for the period		-	-	-	-	(11,122,524)	(11,122,524)
Balance as of June 30, 2023		243,395,423	213,681,871	-	11,410,477	(188,338,722)	36,753,626

Balance as of December 31, 2021		76,365,823	48,917,646	(12,500)	3,506,944	(11,333,931)	41,078,159
Private placements	18	18,750,000	42,187,500	-	-	-	42,187,500
Share issuance cost	18	-	(3,488,214)	-	345,816	-	(3,142,398)
Shares issued for services	18	3,757,321	5,126,465	-	-	-	5,126,465
Shares issued for options exercised	18	379,717	340,590	-	(216,870)	-	123,720
Shares issued for warrants exercised	18	6,800	143,655	-	(136,855)	-	6,800
Restricted shares issued	18	74,166	59,507	-	(59,507)	-	-
Shares repurchased	18	(4,008,300)	(5,147,641)	-	-	-	(5,147,641)

Shares issued for Business Combinations	5, 18	66,640,584	96,628,847	-	214,409	-	96,843,256
Shares issued to settle contingent liabilities	18	1,708,733	2,477,633	-	-	-	2,477,633
Share-based payments	18	-	-	-	4,999,803	-	4,999,803
Net loss for the period		-	-	-	-	(27,446,642)	(27,446,642)
Balance as of June 30, 2022		163,674,844	187,245,988	(12,500)	8,653,740	(38,780,573)	157,106,655

The accompanying notes are an integral part of the interim condensed consolidated financial statements	6

Interim Condensed Consolidated Statements of Cash Flows (Expressed in Canadian dollars) (Unaudited)

		Six Months Ended June 30,
	Note	2023	2022
Operating activities
Net loss for the period		(11,122,524)	(27,446,642)
Changes in non-cash operating items
Depreciation and amortization		4,454,421	1,752,843
Share-based payments	18	(1,319,572)	4,999,803
Shares issued for services	18	202,036	5,126,465
Share issuance cost	18	149,324	233,038
Loss (gain) on revaluation of digital assets		(286,633)	5,210,288
Loss (gain) on disposal of digital assets		19,887	994,613
Digital assets proof of staking income	7	(14,028)	(19,758)
Digital assets development expense	7	-	60,293
Revaluation of digital asset inventory	8	(639,554)	1,921,913
Loss on disposal of property and equipment		1,296	-
Changes in fair value of warrant liabilities	17	(59,466)	(6,802,035)
Interest income		(250,694)	(29,079)
Interest Expense		12,674	-
Foreign exchange loss (gain)		85,011	195,245
Deferred tax recovery		(1,042,406)	-
		1,312,296	13,643,629
Changes in working capital items	19	24,882	2,281,942
Cash used in operating activities		(9,785,346)	(11,521,071)

Investing activities
Purchase of property and equipment		(14,756)	(59,181)
Disposal of property and equipment		36,770	-
Net cash consideration for business combinations		-	(32,282,562)
Loan receivable issued		-	(600,000)
Loan receivable collected	11	25,000	-
Interest earned from investments		46,101	1,437
Interest earned on client custodial cash		196,492	-
Cash collateral withdrawn	15	1,218,000	-
Cash provided by (used in) investing activities		1,507,607	(32,940,306)

Financing activities
Proceeds from private placements	18	5,016,000	40,135,532
Share issuance costs	18	(368,567)	(3,378,527)
Proceeds from options exercised		-	130,521
Shares repurchased		-	(5,147,641)
Repayment of a due to related parties		-	(63,760)
Settlement of contingent liability		-	(965,614)
Lease payments		(120,863)	(55,013)
Cash provided by financing activities		4,526,570	30,655,498

Net change in cash		(3,751,169)	(13,805,879)
Cash and cash equivalents, beginning of period		10,251,697	28,832,056
Cash and cash equivalents, end of period		6,500,528	15,026,177

The accompanying notes are an integral part of the interim condensed consolidated financial statements	7

Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

1. NATURE OF OPERATIONS

WonderFi commenced operations on January 30, 2021, and was engaged in the development of a technology platform to facilitate investments in the emerging industry of decentralized finance. The Company's common shares trade on the Toronto Stock Exchange ("TSX") under the symbol "WNDR" effective June 22, 2022. The Company was listed on the NEO Exchange prior to the TSX listing. The Company's registered office is located at Suite 250, 780 Beatty Street, Vancouver, British Columbia V6B 2M1.

On March 25, 2022, the Company incorporated a new subsidiary entity Bitbuy Holdings Inc. ("Bitbuy"). Through Bitbuy, the Company completed the acquisition ("Bitbuy Business Combination") of First Ledger Corp., ("FLC"), the parent company of Bitbuy Technologies Inc. and all of its subsidiaries FLC was then immediately amalgamated into Bitbuy. Bitbuy is a leading cryptocurrency platform and the first approved crypto marketplace in Canada.  The acquisition of FLC provides the Company with Canada's largest approved crypto marketplace, and one of the fastest growing crypto platforms in Canada.

On July 4th, 2022, the Company acquired Coinberry Limited ("Coinberry"), which is the second licensed crypto asset trading platform in Canada now wholly owned by WonderFi ("Coinberry Business Combination").

On November 9th, 2022, the Company acquired all the issued and outstanding shares of Blockchain Foundry Inc. ("BCF").

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

2. BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE

Statement of compliance

These interim condensed consolidated financial statements ("interim financial statements") have been prepared in accordance with International Financial Reporting Standards ("IFRS") applicable to the preparation of interim financial statements, being International Accounting Standard ("IAS") 34, Interim Financial Reporting. The disclosures contained in these interim financial statements do not contain all requirements for annual consolidated financial statements and should be read in conjunction with the Company's annual audited consolidated financial statements for the fifteen months ended December 31, 2022. Changes to significant accounting policies have been described in Note 3 of the interim financial statements.

These interim condensed consolidated financial statements were approved and authorized for issue by the Board of Directors on August 11, 2023.

Basis of presentation and measurement

These interim condensed consolidated financial statements have been prepared on a historical cost basis except for the digital asset inventory, digital assets, client digital assets, investments, client digital assets liabilities and warrant liabilities which are measured at fair value.

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

  Segregation of "client custodial cash" and "client digital assets" previously grouped in "client assets"
  Segregation of "client custodial cash liabilities" and "client digital assets liabilities"" previously grouped in "client liabilities"
  Presentation of "Compliance fees" previously grouped in "General and administrative expenses"

Foreign currency translation

The interim condensed consolidated financial statements are presented in Canadian dollars.  Items included in the financial statements of each of the Company's entities are measured using the currency of the primary economic environment in which the entity operates ('the functional currency').  The Company and all of its subsidiaries use the Canadian dollar as their functional currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than the Company's functional currency are recognized in the consolidated statements of loss and comprehensive loss.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

Basis of consolidation

These interim condensed consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries, from the date of control, as at June 30, 2023. All intercompany balances and transactions have been eliminated upon consolidation.

Subsidiaries	Jurisdiction	Ownership	Functional Currency
Bitbuy Gaming Inc.	Canada	100%	Canadian Dollar
Bitbuy Holdings Inc.	Canada	100%	Canadian Dollar
Bitbuy Technologies Inc.	Canada	100%	Canadian Dollar
Blockchain Markets Inc.	Canada	100%	Canadian Dollar
Blockchain Foundry Inc.	Canada	100%	Canadian Dollar
Coinberry Limited	Canada	100%	Canadian Dollar
Twenty One Digital Inc.	Canada	100%	Canadian Dollar
WonderFi Digital Inc.	Canada	100%	Canadian Dollar
WonderFi Interactive Ltd.	Canada	100%	Canadian Dollar

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Theses interim condensed consolidated financial statements have been prepared in accordance with the accounting policies, critical accounting estimates and judgements adopted in the audited financial statements for the fifteen months ended December 31, 2022. Relevant changes to the Company's significant accounting principles and significant accounting judgments which occurred are as follows:

Client custodial cash and client custodial cash liabilities

Client custodial cash relates to funds deposited and held for the exclusive benefit of customers. The client funds are held in bank accounts with reputable financial institutions which the Company has control over and bears any associated risk. Client custodial cash liabilities represent the obligation to return cash deposits held by customers in their fiat wallets and unsettled fiat deposits and withdrawals. The excess (deficit) of all assets backing client liabilities is for the benefit of the Company and not owed to customers. The Company restricts the use of the cash amounts underlying the client custodial cash liabilities to meet regulatory requirements and classifies the assets as current based on their purpose.

Client digital assets and client digital assets liabilities

Client digital assets and liabilities represent the Company's obligation to safeguard customers' digital assets in digital wallets on the Company's platform. The Company safeguards these assets for customers and is obligated to safeguard them from loss, theft, or other misuse. Client digital assets and liabilities are classified as current assets, as they are regularly traded on exchange platforms globally between willing buyers and sellers, which provide a high degree of liquidity. The excess (deficit) of all assets backing liabilities is for the benefit of the Company and not owned to customers. In accordance with IAS 38, Intangible Assets, client digital assets and liabilities are initially recognized at cost and the revaluation method is used to measure the digital assets in client digital assets subsequently.

Client digital assets and liabilities are measured at fair value using the quoted price on Cryptocompare. The Company believes any price difference amongst the principal market and an aggregated price to be immaterial. Management considers this fair value to be a Level 2 input under IFRS 13, Fair Value Measurement, and the fair value hierarchy, as the price on this source represents an average of quoted prices on multiple digital currency exchanges.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

4. CRITICAL ACCOUNTNG ESTIMATES AND JUDGMENTS

The preparation of financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

The estimates and judgments applied in the interim condensed consolidated financial statements, including the key areas of estimation uncertainty, were the same as those applied in WonderFi's audited consolidated financial statements for the fifteen months ended December 31, 2022 unless otherwise stated in Note 4.1.

4.1  CHANGE IN ACCOUNTNG ESTIMATES

Intangible assets resulting from Coinberry Limited business combination

Effective June 14, 2023, as a result of the Ontario Securities Commission issuing a non objection letter for Bitbuy Technologies Inc. to purchase all of the client accounts of Coinberry Limited, the Company prospectively changed its accounting policy for the amortization of technology and brand names acquired in the Coinberry Limited business combination (Note 5). Management's decision was made to reflect the change in the expected pattern of consumption of the future economic benefits embodied in the assets. The original useful life of both assets was estimated as ten years. The carrying amount of the assets will now be estimated to be fully amortized as at July 31, 2023. This change was adopted prospectively and led to an increase in the amortization expense of $911,949 during the three and six month periods ended June 30, 2023.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

5. BUSINESS COMBINATIONS

Acquisition of First Ledger Corporation

On March 25, 2022, the Company completed the acquisition of First Ledger Corporation ("FLC") by purchasing all of the issued and outstanding shares of the entity and FLC was subsequently amalgamated into Bitbuy. FLC is the parent company of Bitbuy Technologies Inc., Canada's first approved crypto marketplace. The acquisition was completed to expand the product line of the Company to create an innovative experience for our clients, and is a globally competitive platform. On March 25, 2022, pursuant to the purchase agreement, the Company paid $37,658,961 cash and issued 66,640,584 common shares to FLC shareholders at the closing market price of WonderFi's common shares on March 25, 2022.

The acquisition of FLC by the Company has been accounted for as a business combination. The assets acquired from the acquisition are to be recorded at their estimated fair values in accordance with IFRS 3, Business Combination. IFRS 3 allows for a measurement period, which shall not exceed one year from the acquisition date, in which the Company may gather the information necessary to record the acquisition in accordance with IFRS 3. As at December 31, 2022, the Company has finalized the purchase price allocation for the acquisition.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The allocation of purchase consideration is as follows:

March 24, 2022
Assets acquired:
Cash and cash equivalents	5,376,398
Prepaid expenses	571,570
Sales taxes receivable	1,140,806
Income taxes receivable	281,738
Digital asset inventory	2,771,481
Digital assets	1,451,334
Client custodial cash	38,971,965
Client digital assets	356,809,926
Investment	49,500
Property and equipment	360,193
Right-of-use assets	403,429
Customer relationships	30,923,000
Brand	3,718,000
Technology	13,124,000
455,953,340

Liabilities assumed:
Trade and other payables	9,652,082
Client custodial cash liabilities	38,971,965
Client digital assets liabilities	356,809,926
Contingent Liability	3,443,277
Lease liability	403,429
Convertible note payable to WonderFi	5,000,000
Deferred tax liabilities	7,164,524
421,445,203

Net assets acquired	34,508,137

Consideration	134,502,216

Goodwill	99,994,079

The consideration consists of the following components:
Cash	37,658,961
Share consideration	96,628,847
Stock options consideration	151,815
Warrants consideration	62,593
134,502,216

As part of the transaction, the Company replaced the existing stock options and warrants of Bitbuy with those of the Company. The fair value of Bitbuy options already vested as of the date of the acquisition has been incorporated in the purchase price consideration.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The following assumptions were used in the calculation of the fair value of options as per Black-Scholes option pricing model:

Weighted average assumptions
Share price at grant date	$4.74
Exercise price	$2.40
Expected volatility (based on comparable publicly listed entities)	85%
Expected life	2
Expected dividends	Nil
Risk-free interest rate	2.33%

The following assumptions were used in the calculation of the fair value of 92,813 warrants as per Black-Scholes option pricing model:

Weighted average assumptions
Share price at grant date	$1.47
Exercise price	$1.02
Expected volatility (based on comparable publicly listed entities)	94%
Expected life	0.81
Expected dividends	Nil
Risk-free interest rate	1.67%

The main factors leading to the recognition of goodwill are the presence of certain intangible assets, such as assembled workforce, which do not qualify for separate recognition, and the fact that additional value is generated through the collective use of the acquired assets rather than individually. Goodwill is not expected to be deductible for tax purposes and is included in the CeFi segment.

During the fifteen months ended December 31, 2022, FLC contributed $7,646,671 to the Company's revenue and incurred a loss of $118,768,629 to total comprehensive loss since the acquisition date. Included in the loss during the period is a write off goodwill and intangibles in the amount of respectively $99,994,079 and $8,028,921.

During the fifteen months ended December 31, 2022, the Company paid $2,500,000 in cash and 1,650,683 common shares for a total broker fee of $4,893,490 recorded in professional and consulting fees, and $965,614 cash and 1,708,733 common shares for the contingent liability settlement.

Due to lack of IFRS-specific data prior to the acquisition of FLC, pro-forma revenue and profit or loss of the combined entity during the 15 months period ended December 31, 2022 cannot be determined reliably.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

Acquisition of Coinberry Limited

On July 4, 2022, the Company completed the acquisition of Coinberry by purchasing all of the issued and outstanding shares of the entity. Coinberry is a technology company that gives Canadians an easy, secure way to buy and sell digital currency. This acquisition was made to further solidify WonderFi as a leader amongst crypto companies in Canada.

Prior to the acquisition on March 1, 2022, WonderFi subscribed for a convertible note in the amount of $1,100,000 with Coinberry bearing an interest rate of 4% per annum. This loan was converted to common shares of Coinberry upon the acquisition.  On June 3, 2022, WonderFi entered into a subscription agreement for common shares in the amount of $1,500,000 with Coinberry. The convertible note and subscription agreement provided WonderFi with 8% interest in Coinberry before the acquisition. WonderFi then obtained the remaining 92% interest at the acquisition.

Pursuant to the purchase agreement, the Company issued 25,825,645 common shares to Coinberry shareholders for an aggregate fair value of $13,429,336. The fair value of the common shares has been determined as the closing market price of WonderFi's common shares on July 4, 2022.

The acquisition of Coinberry by the Company has been accounted for as a business combination. The assets acquired from the acquisition are to be recorded at their estimated fair values in accordance with IFRS 3, Business Combination. IFRS 3 allows for a measurement period, which shall not exceed one year from the acquisition date, in which the Company may gather the information necessary to record the acquisition in accordance with IFRS 3. As at December 31, 2022, the Company has finalized the fair value for the acquisition.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The allocation of purchase consideration is as follows:

July 3, 2022
Assets acquired:
Prepaid expenses	146,497
Income tax receivable	77,757
Client custodial cash	8,022,802
Client digital assets	34,126,495
Due from related parties	62,417
Property and equipment	132,684
Customer relationships	4,427,000
Brand	673,000
Technology	2,339,000
50,007,652

Liabilities assumed:
Trade and other payables	2,025,447
Contingent liabilities	1,612,000
Client custodial cash liabilities	8,022,802
Client digital assets liabilities	34,126,495
Long-term debt	40,000
Deferred tax liabilities	315,969
46,142,713

Net assets acquired	3,864,939

Consideration	14,602,958

Goodwill	10,738,019

The consideration consists of the following components:
Fair value of previously held interest (a)	1,173,622
Share consideration	13,429,336
14,602,958

(a) Remeasurement at fair value of the 8% interest previously held in Coinberry resulted in recognition of a $1,433,852 loss in earnings. This loss is presented under the statement of loss and comprehensive loss

During the fifteen months ended December 31, 2022, Coinberry contributed $1,441,377 to the Company's revenue and incurred a loss of $12,527,482 to total comprehensive loss since the acquisition date. Included in the loss during the period is a write off goodwill for an amount of $10,738,019.

During the fifteen months ended December 31, 2022, the Company paid 1,275,000 common shares for a total of $663,000 recorded in professional and consulting fees, and 3,100,000 common shares for the contingent liability settlement.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

Due to lack of IFRS-specific data prior to the acquisition of Coinberry, pro-forma revenue and profit or loss of the combined entity during the 15 months period ended December 31, 2022 cannot be determined reliably.

Acquisition of Blockchain Foundry Inc

On November 7, 2022, the Company completed the acquisition of Blockchain Foundry Inc. ("BCF") by purchasing all of the issued and outstanding shares of the entity. The principal activity of Blockchain Foundry Inc. developing and commercializing blockchain-based business solutions. The acquisition is anticipated to solidify the Company as a Canadian leader in the digital asset space. Pursuant to the purchase agreement, the Company and issued 19,740,846 common shares on November 7, 2022. The fair value of the common shares has been determined as the closing market price of WonderFi's common shares on November 7, 2022.

The acquisition of BCF by the Company has been accounted for as a business combination. The assets acquired from the acquisition are to be recorded at their estimated fair values in accordance with IFRS 3, Business Combination. IFRS 3 allows for a measurement period, which shall not exceed one year from the acquisition date, in which the Company may gather the information necessary to record the acquisition in accordance with IFRS 3.

Final goodwill to be recognized for this acquisition is primarily related to growth expectations, expected future profitability, the substantial skill and expertise of BCF's workforce and expected cost synergies. Goodwill has been allocated to the DeFi segment and is not expected to be deductible for tax purposes.

The net assets acquired recognized in the consolidated financial statements were based on a provisional assessment of BCF's fair value, and the Company is currently evaluating the fair value of the identifiable intangible assets acquired. As management completes its assessment of the fair value of net assets acquired and liabilities assumed, there could be material adjustments to the assets and liabilities.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The preliminary allocation of purchase consideration is as follows:

November 7, 2022
Assets acquired:
Cash and cash equivalent	5,842,717
Prepaid expenses	74,061
Trade and other receivable	20,149
Sales tax recievable	170,582
Digital assets	1,057
Loan receivables	27,000
Property and equipment	16,295
Investments	214,499
6,366,360

Liabilities assumed:
Trade and other payables	690,328
Long-term debt	29,679
720,007

Net assets acquired	5,646,354

Consideration	7,421,119

Goodwill	1,774,766

The consideration consists of the following components:
Share consideration at closing	5,231,324
Holdback share consideration subsequent to the closing date	462,748
Stock option consideration	170,350
Warrants consideration	1,556,697
7,421,119

An aggregate of 6,544,840 Consideration Shares is subject to holdback for the working capital adjustment and the holdback shares will be issued, if at all, once the closing working capital is determined between the parties. If the closing working capital is below the target closing working capital amount, WonderFi shall be entitled to reduce the consideration payable to shareholders of BCF by an amount equal to working capital shortfall multiplied by 1.5, which will be satisfied by WonderFi not issuing an equivalent number of holdback shares. The fair value of the holdback consideration has been determined by calculating the working capital adjustment under the terms of the purchase agreement as of November 7th, 2022. On April 10, 2023, WonderFi issued 1,746,289 common shares, totaling $462,748, to the shareholders of BCF to satisfy the holdback consideration pursuant to the terms of the purchase agreement.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The following assumptions were used in the calculation of the fair value of options as per Black-Scholes option pricing model:

Weighted average assumptions
Share price at grant date	$0.07
Exercise price	$0.21 to $0.50
Expected volatility (based on comparable publicly listed entities)	169.9%
Expected life	between .02 to 4.2
Expected dividends	Nil
Risk-free interest rate	3.67%

The following assumptions were used in the calculation of the fair value of 7,915,615 warrants as per Black-Scholes option pricing model:

Weighted average assumptions
Share price at grant date	$0.27
Exercise price	$2.01
Expected volatility (based on comparable publicly listed entities)	185.0%
Expected life	2.95
Expected dividends	Nil
Risk-free interest rate	4.14%

During the fifteen months ended December 31, 2022, BCF contributed $nil to the Company's revenue and incurred a loss of $1,906,271 to total comprehensive loss since the acquisition date. Included in the loss during the period is a write off of goodwill for an amount of $1,774,766.

During the fifteen months ended December 31, 2022, the Company incurred $150,000 in professional fees and consulting for the acquisition.

Due to lack of IFRS-specific data prior to the acquisition of Coinberry, pro-forma revenue and profit or loss of the combined entity during the 15 months period ended December 31, 2022 cannot be determined reliably.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

6. CASH AND CASH EQUIVALENTS

The Company holds cash and cash equivalent as follows:

	June 30, 2023	December 31, 2022
Cash	6,321,895	7,047,352
Guaranteed Investment Certificate ("GIC") investments	178,633	3,204,345
	6,500,528	10,251,697

The GIC investments were entered into on April 8, 2022 and December 30, 2022 with prime less 2.65% and 2.15% interest rate respectively. As at June 30, 2023, the interest rate of the April 8, 2022 and December 30, 2022 GIC investments were 4.30% and 4.80%.

7. DIGITAL ASSETS

The digital assets owned by the Company are intangible assets under IAS 38, Intangible Assets.

	June 30, 2023		December 31, 2022
Digital Assets	Units	Amount ($)	Units	Amount ($)
Ethereum (ETH)	-	-	105.57	170,184
Bitcoin (BTC)	-	-	20.03	446,846
Matic (Matic)	-	-	28,034.22	43,057
Others	-	-	-	4,005
Balance, end of period		-		664,092

Digital assets held are revalued each reporting period based on the fair market value. Digital assets activity during the six months ended June 30, 2023, and twelve months end December 31, 2022, are as follows:

	June 30, 2023	December 31, 2022
Balance, beginning of period	664,092	11,316,736
Digital assets received in exchange for share capital	-	5,000,001
Digital assets acquired in business combinations (Note 5)	-	1,452,391
Digital assets earned as part of proof of stake	14,028	34,564
Digital assets development expense	-	(60,293)
Digital assets acquired	-	1,915,249
Digital assets sold	(944,866)	(13,715,272)
Gain (loss) on disposal of digital assets	(19,887)	(2,007,916)
Gain (loss) on revaluation of digital assets	286,633	(3,271,368)
Balance, end of period	-	664,092

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

8. DIGITAL ASSET INVENTORY

The Company holds digital assets as inventory as follows:

	June 30, 2023		December 31, 2022
	Units	Amount ($)	Units	Amount ($)
Bitcoin (BTC)	0.85	32,266	20.53	458,071
USD Coin (USDC)	47,649.81	58,029	190,696.02	257,440
Solana (SOL)	1,251.53	35,995	-	-
Litecoin (LTC)	1,454.25	201,338	1,197.55	113,073
Ethereum (ETH)	-	-	191.87	309,455
Stellar (XLM)	-	-	430,131.55	49,709
Others	-	541,579	-	355,570
Balance, end of period		869,207		1,543,318

9. CLIENT CASH ASSETS AND LIABILITIES

	June 30, 2023	December 31, 2022
	Amount ($CAD)	Amount ($CAD)
Cash - $CAD	35,689,482	35,241,283
Cash - $USD	1,922,688	2,959,492
Balance, end of period	37,612,170	38,200,775

As at June 30, 2023, the Company held cash and digital assets on behalf of clients. The Company has control over these assets and bears the associated risks.

The cash held on behalf of clients are in separate bank accounts managed by the Company. The cash held enables clients to execute trades involving digital assets.

10. CLIENT DIGITAL ASSETS AND LIABILITIES

	June 30, 2023		December 31, 2022
	Units	Amount ($)	Units	Amount ($)
Bitcoin (BTC)	114,221,599.91	136,117,069	3,357.68	74,911,519
Ethereum (ETH)	72,809,787.61	90,548,217	37,443.62	60,596,781
USD Coin (USDC)	9,158,198.21	9,187,256	-	-
Stellar Lumens (XLM)	14,042,716.98	5,280,093	35,341,938.39	3,408,361
Litecoin (LTC)	3,865,223.34	5,085,357	-	-
Cardano (ADA)	-	-	8,758,888.08	2,914,958
Solana (SOL)	-	-	73,398.82	773,212
Others	-	24,446,329	-	18,411,059
Balance, end of period		270,664,321		161,015,890

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

In order to comply with registration requirements, the Company is required at all times to hold not less than 80% of the total value of all digital assets held on behalf of clients with a custodian that meets the definition of a qualified custodian under NI 31-103. As a result of this requirement, the Company reallocates the remaining 20% of the digital assets on an as-needed basis across its hot wallets and exchanges to maintain sufficient liquidity to settle customer trades and withdrawals. For the digital assets held by the Company, they are safeguarded separately and distinctly from the Company digital asset. As at June 30, 2023, 93% (93% - December 31, 2022) of the total value of all digital assets held on behalf of clients are stored at a qualified custodian.

The Company is exposed to changes in digital asset prices to the extent that any such excess or deficit exists across the different digital assets.

11. LOAN RECEIVABLE

	June 30, 2023	December 31, 2022
Balance, beginning of period	350,855	-
Loan receivable issued	-	600,000
Acquired from business combination (Note 5)	-	27,000
Interest accrued	8,101	23,855
Loan receivable principal collected in cash	(25,000)	(300,000)
Loan receivable principal collected in ETH	(2,000)	-
Balance, end of period	331,956	350,855

On April 26, 2022, the Company made a loan in the amount of $600,000 to an unrelated party. The loan accrues 6% interest per annum until the outstanding balance of the loan is fully paid within 12 months of the closing date. On January 9th, 2023 the Company amended the agreement to have maturity date of July 1st, 2023. As such time the remaining principal outstanding and interest will come due. As of December 31, 2022, $23,855 interest has been accrued, $300,000 of the principal has been repaid. During the six months ended June 30, 2023, $8,101 interest has been accrued ($23,855 - December 31, 2022).

On November 7th, 2022, the Company acquired a $27,000 non-interest bearing loan receivable to an unrelated party through its business combination transaction with Blockchain Foundry Inc. On February 28, 2023 the Company settled the loan for $25,000 cash repayment and 1 ETH.

12. INVESTMENTS

Investments held	June 30, 2023	December 31, 2022
Coral Capital Holdings LLC	264,800	270,880
Metaverse Group Limited	49,500	49,500
Aurigin Inc.	211,619	216,478
Balance, end of period	525,919	536,858

(Continued on next page)	23

Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

Activities relating to the investments held by the Company during the six months ended June 30, 2023, and twelve months end December 31, 2022, are as follows:

	June 30, 2023	December 31, 2022
Balance, beginning of period	536,858	-
Investments purchased during the period	-	871,390
Acquired from the business combinations (Note 5)	-	265,978
Change in fair value of investment	-	(617,850)
Gain (loss) on revaluation of investment due to foreign exchange	(10,939)	17,340
Balance, end of period	525,919	536,858

13. RIGHT-OF-USE ASSETS & LEASE LIABILITIES

The company leases its office in Toronto, Ontario. The following table presents the right-of-use assets and lease liabilities for the six months ended June 30, 2023 and twelve months ended December 31, 2022:

Right-of-use assets
Cost:
As of December 31, 2021	-
Acquired from business combination (Note 5)	403,429
Modifications	(1,435)
As of December 31, 2022	401,994

Additions during the period	223,568
As of June 30, 2023	625,562

Depreciation:
As of December 31, 2021	-
Depreciation during the period	(172,899)
As of December 31, 2022	(172,899)

Depreciation during the period	(114,257)
As of June 30, 2023	(287,156)

Carrying Amount:
As of December 31, 2022	229,095
As of June 30, 2023	338,406

Lease liabilities
As of December 31, 2021	-
Acquired from the Business Combinations	403,429
Modifications	(1,435)
Interest expense during the period	15,186
Payment during the period	(182,792)
As of December 31, 2022	234,388

Additions during the period	223,568
Interest expense during the period	6,731
Payment during the period	(120,863)
As of June 30, 2023	343,824

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

Commitments	June 30, 2023	December 31, 2022
Current Portion of Lease Liabilities	225,318	234,388
Long Term Lease Liabilities	118,506	-
	343,824	234,388

Commitments	June 30, 2023	December 31, 2022
2023	110,754	234,388
2024	233,071	-

14. INTANGIBLE ASSETS

	Technology	Customer relationships	Brand	Total
Cost:
As of December 31, 2021	-	-	-	-
Acquired from business combination (Note 5)	15,463,000	35,350,000	4,391,000	55,204,000
Impairment during the period	(2,258,951)	(5,131,735)	(638,235)	(8,028,921)
As of December 31, 2022	13,204,049	30,218,265	3,752,765	47,175,079

Disposals during the period	-	-	-	-
As of June 30, 2023	13,204,049	30,218,265	3,752,765	47,175,079

Amortization:

As of December 31, 2021	-	-	-	-
Amortization during the period	(1,129,023)	(3,723,728)	(329,592)	(5,182,343)
As of December 31, 2022	(1,129,023)	(3,723,728)	(329,592)	(5,182,343)

Amortization during the period	(1,413,498)	(2,389,207)	(403,676)	(4,206,381)
As of June 30, 2023	(2,542,521)	(6,112,935)	(733,268)	(9,388,724)

Carrying Amount:
As of December 31, 2022	12,075,026	26,494,537	3,423,173	41,992,736
As of June 30, 2023	10,661,528	24,105,330	3,019,497	37,786,355

Effective June 14, 2023, the Company prospectively changed its accounting policy for the amortization of technology and brand names acquired in the Coinberry Limited business combination (Note 5). The change in policy has been summarized in Note 4 of the Interim Condensed Consolidated Financial Statements.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

15. LOAN PAYABLE

On August 18, 2022, the Company received a loan of 20 BTC and 200 ETH with a three month repayment term. The loan requires 133% cash collateral initially in the amount of $1,218,000 with 3.50% annualized interest rate in digital assets. On December 6, 2022 the Company extended the agreement for an additional three-month repayment term, ending March 6, 2023. On March 6, 2023, the Company fully repaid the 20 BTC and 200 ETH.

16. RELATED PARTY PAYMENTS

Company's related parties consist of entities where the executive officers and directors of the Company are principals meaning their position in these entities results in their having control or significant influence over the financial or operating policies of these entities.

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel are the Company's executive management team and members of the Board of Directors.

Key management personnel compensation comprised of share-based compensation, and any salaries paid to these individuals.

During the three and six months ended June 30, 2023 and June 30, 2022, related party transactions were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Share-based payments (1)	391,329	1,518,222	698,480	3,789,824
Salaries and benefits (2)	486,787	279,587	1,081,823	901,370
Professional fees (3)	-	-	-	25,729
	878,116	1,797,809	1,780,303	4,716,923

(1) The Company issued options and RSUs to directors and key management personnel of the Company and recorded the share-based payments related to such issuances based on the vesting schedules.

(2) Salaries and benefits paid to key management personnel during the three and six months ended June 30, 2023 and 2022.

(3) Avisar Everyday Solutions ("Avisar") was related to the Company through a key management personnel until February 21, 2022. Expense incurred for professional fees for the three and six months ended June 30, 2023 were $Nil ($25,729 - June 30, 2022). As of June 30, 2023, all related party amounts owed to Avisar were paid in full.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

17. WARRANT LIABILITIES

For the period ended June 30, 2023, the Company's warrant liabilities are composed of units from the following issuances of warrants:

	Bought Deal	Private Placement

Closing date	4-Feb-22	30-Jan-23
Warrants issued	10,183,333	22,800,000
Stock Price	$1.86	$0.27
Warrants strike price	$3.10	$0.30
Fair value of warrants on issuance	$0.30	$0.06
Warrants term	2 years	2 years
Warrant valuation assumptions:
Valuation model at issuance	Market quote	Binomial model
Valuation model as at June 30, 2023	Market quote	Binomial model
Fair value of warrants as at June 30, 2023	$0.03	$0.05

The change in warrant liabilities is as follows:

	October 26, 2021		February 4, 2022		January 30, 2023
	Warrants		Warrants		Warrants		Total
	Units	Amount ($)	Units	Amount ($)	Units	Amount ($)	Amount ($)
As of December 31, 2021	6,760,002	6,016,402	-	-	-	-	6,016,402
Recognition of derivative warrant liabilities on issuance of warrants	-	-	10,183,333	3,055,000	-	-	3,055,000
Revaluation of derivative warrant liabilities	-	(5,644,602)	-	(2,545,834)	-	-	(8,190,436)
As of December 31, 2022	6,760,002	371,800	10,183,333	509,166	-	-	880,966

Recognition of derivative warrant liabilities on issuance of warrants	-	-	-	-	22,800,000	1,388,520	1,388,520
Revaluation of derivative warrant liabilities	-	338,000	-	(203,666)	-	(193,800)	(59,466)
As of June 30, 2023	6,760,002	709,800	10,183,333	305,500	22,800,000	1,194,720	2,210,020

Warrant liability related to January 30, 2023 private placement

On January 30, 2023, the Company completed a private placement with the issuance of 22,800,000 Units at a price of $0.22 per unit for aggregate gross proceeds to the Company of $5,016,000. Each Unit consists of one common share of the Company and one share purchase warrant of the Company. Each warrant is exercisable to acquire one common share of the Company at an exercise price of $0.30 until January 30, 2025.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

In the event of an additional rights offering, the exercise price and number of shares that such Warrants may be convertible to, may be adjusted. The adjustment results in variability in both the conversion price and the number of shares to be issued, and as such, the Warrants breach the fixed-for-fixed requirement and are classified as a derivative liability measured through FVTPL.

This warrant liability was measured on the issuance period, by using a Binomial Model based on the facts and circumstances on the issuance date. The fair value of the warrants has been measured at $1,388,520 on issuance. The fair value of the warrants as at June 30, 2023 was determined to be $1,194,720 using a Binomial Model. A resulting $193,800 gain has been recorded in the interim condensed consolidated statements of loss and comprehensive loss for the period ending June 30, 2023.

18. SHARE CAPITAL

Authorized

The Company is authorized to issue an unlimited number of common shares without par value.

Share Capital Activity

	Number of shares	Amount ($)
Balance as of December 31, 2022	214,637,855	209,164,509
Issuance of common shares through private placements (i)	22,800,000	3,237,374
Conversion of restricted shares units (ii)	2,867,279	615,204
Shares issued for Business Combinations (iii)	1,746,289	462,748
Shares issued for services (iv)	1,344,000	202,036
Balance as of June 30, 2023	243,395,423	213,681,871

	Number of shares	Amount ($)
Balance as of December 31, 2021	76,365,823	48,917,646
Issuance of common shares through private placements (v)	18,750,000	38,699,286
Issuance of common shares for services (vi) (viii) (ix) (xi) (xiii) (xiv)	5,124,168	5,615,942
Issuance of common shares for business combinations (vii) (x) (xii)	112,207,075	115,289,507
Issuance of common shares to settle contingent liabilities (x)	4,808,733	4,089,633
Exercise of options (xv)	379,717	340,590
Exercise of warrants (xvi)	6,800	143,655
Conversion of restricted shares units (xvii)	1,003,839	1,215,891
Repurchase of shares (xviii)	(4,008,300)	(5,147,641)
Balance as of December 31, 2022	214,637,855	209,164,509

(i) On January 30, 2023, the Company completed a private placement with the issuance of 22,800,000 Units at a price of $0.22 per unit for aggregate gross proceeds to the Company of $5,016,000. Each Unit consists of one common share of the Company and one share purchase warrant of the Company. Each warrant is exercisable to acquire one common share of the Company at an exercise price of $0.30 until January 30, 2025. An amount of $3,627,480 was allocated to Share capital and an amount of $1,388,520 to warrant liability.

(Continued on next page)	28

Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The Company incurred cash-based share issuance costs of $368,567 regarding the private placement, of which $102,026 was recorded to the statement of loss and comprehensive loss and $266,541 to share capital. As part of the private placement, the Company also issued 1,368,000 compensation options to certain agents. Each compensation option exercisable into one common share at an exercise price of $0.22 for a period of 24 months following the completion of the offering. The fair value of the compensation option has been measured using the Black-Scholes option pricing model at $170,863 and has been recorded as share issuance costs. An amount of $47,298 was recorded to the statement of loss and comprehensive loss and $123,565 was recorded to share capital. The following assumptions were used in the calculation of broker warrants as per Black-Scholes option pricing model:

Weighted average assumptions
Share price at grant date	$0.19
Exercise price	$0.22
Expected volatility (based on comparable publicly listed entities)	138%
Expected life (years)	2.00
Expected dividends	Nil
Risk-free interest rate	3.67%

(ii) A total of 2,867,279 common shares of the Company were issued to the employees, and directors of the Company upon vesting of the RSUs at the fair value of $615,204 during the six months ended June 30, 2023.

(iii) On April 10, 2023, WonderFi issued 1,746,289 common shares of the Company, totaling $462,748, to the shareholders of BCF to satisfy the holdback consideration pursuant to the terms of the purchase agreement (Note 5).

(iv) On April 20, 2023, the Company issued 1,344,000 common shares totaling $202,036 to fulfill payment of a sponsorship agreement with a third-party vendor.

(v) On February 4, 2022, the Company completed a private placement with the issuance of 18,750,000 Units at a price of $2.40 per unit for aggregate gross proceeds to the Company of $45,000,000 which $5,000,001 was received in digital assets. Each Unit consists of one common share of the Company and one-half Warrant of the Company. An amount of $42,187,500 was allocated to share capital and an amount of $2,812,500 to warrant liability. Overallotment Warrants of 808,333 were also issued. Each Warrant is exercisable to acquire one Common Share of the company at an exercise price of $3.10 until February 4, 2024, for an amount of $242,500 allocated to warrant liability.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The Company incurred cash-based share issuance costs of $3,378,527 with respect to the private placement, $214,056 was recorded to the statement of loss and comprehensive loss. As part of the private placement, the Company also issued 1,151,042 broker warrants and 26,271 overallotment broker warrants to certain agents. Each broker warrant is exercisable to acquire one common share and one-half Warrant of the Company at an exercise price of $3.10 until February 4, 2024. The fair value of the broker warrants and overallotment broker warrants has been measured using the market price of the warrants at $345,313 and $7,881 respectively and has been recorded as share issuance costs, $29,463 in total has been recorded in the statement of loss and comprehensive loss.

(vi) On February 7, 2022, the Company issued 1,000,000 common shares to advisors as consulting fees totaling $1,780,000.

(vii) On March 25, 2022, WonderFi issued 66,640,584 common shares of the Company to the shareholders of FLC on a 2.3528:1 basis with respect to the Bitbuy Business Combination (Note 5). The Company also issued 1,650,683 common shares relating to broker fees totaling $2,426,504 and 1,708,733 shares for the contingent liability settlement for $2,477,633.

(viii) On March 25, 2022, the Company issued 1,000,000 common shares to advisors as consulting fees totaling $1,230,000.

(ix) The company issued 921,453 and 185,185 common shares on April 8, 2022 and June 30, 2022 for $1,369,961 finder's fee of FLC acquisition and $100,000 listing sponsorship service respectively.

(x) On July 4, 2022, WonderFi issued 25,825,645 common shares of the Company to the shareholders of Coinberry on a 1.1129:1 basis with respect to the Coinberry Business Combination (Note 5). The Company also issued 1,275,000 common shares to advisors for consulting fees totalling $471,750 and 3,100,000 shares for the settlement of a contingent liability of $1,612,000.

(xi) On September 21, 2022, the Company issued 27,785 common shares to advisors for consulting fee totalling $10,680.

(xii) On November 7, 2022, WonderFi issued 19,740,846 common shares of the Company to the shareholders of BCF on a 4.64037:1 basis with respect to the BCF Combination (Note 5).

(xiii) On December 28, 2022, the Company issued 50,000 common shares to advisors for consulting fee totalling $5,500.

(Continued on next page)	30

Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

(xiv) On December 28, 2022, the Company issued 14,062 common shares to advisors for consulting fee totalling $1,546.

(xv) A total of 379,717 stock options were exercised for 340,590 common shares of the Company for cash proceeds of $123,720 during the twelve months ended December 31, 2022, which an amount of $340,590 was added to share capital and the difference to the contributed surplus.

(xvi) A total of 6,800 warrants were exercised for 6,800 common shares of the Company for cash proceeds of $6,800, during the twelve months ended December 31, 2022, which an amount of $143,655 was added to share capital and the difference to the contributed surplus.

(xvii) A total of 1,003,839 common shares of the Company were issued to the employees, and directors of the Company upon vesting of the RSUs at the fair value of $1,215,891.

(xviii) On February 17, 2022, the Company announced its intent to commence a Normal Course Issuer Bid ("NCIB"). As at June 30, 2022, the Company repurchased 4,008,300 of its common shares on the open market through its broker at an average purchase price of $1.28 per share for a total of $5,156,317. Of these common shares, 607,900 shares were cancelled on February 28, 2022, and 3,400,400 shares were cancelled on March 31, 2022.

Options

The Company has established a Stock Option Plan under which, the Board of Directors may, from time to time, grant options to directors, officers, employees, or consultants of the Company. The aggregate number of shares issuable upon the exercise of all options granted under the Plan shall not exceed 10% of the issued and outstanding common shares of the Company. Under the Stock Option Plan, the exercise price of an option cannot be lower than the closing price on the TSX on the trading date preceding the date of grant. Each stock option and all rights thereunder shall be expressed to expire on the date as set out in the option agreement or the maximum term of 10 years, whatever comes earlier.

The weighted average inputs used in the measurement of the fair values at grant date of the stock options are as follows:

Weighted average assumptions
Share price at grant date	$0.18
Exercise price	$0.20
Expected volatility (based on comparable publicly listed entities)	138%
Expected life (years)	3.31
Expected dividends	Nil
Risk-free interest rate	3.40%

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The weighted average of the fair value of granted options was estimated on dates of grant at $0.14. Volatility was based upon comparable trading entities.

A summary of the Company stock options as at and during the six months ended June 30, 2023 and twelve months ended December 31, 2022 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining life
Balance as of December 31, 2022	11,624,155	0.73	4.53
Granted	2,428,000	0.20
Expired / cancelled / forfeited	(6,085,792)	0.63
Balance as of June 30, 2023	7,966,363	0.64	4.15

Exercisable as of June 30, 2023	3,911,099	0.82	4.23

	Number of options	Weighted average exercise price	Weighted average remaining life
Balance as of December 31, 2021	2,008,052	0.91	4.53
Granted	14,562,361	1.00
Exercised	(379,717)	0.50
Expired / cancelled / forfeited	(4,566,541)	1.52
Balance as of December 31, 2022	11,624,155	0.73	4.53

Exercisable as of December 31, 2022	3,023,266	0.82	4.23

The Company recorded share-based payments recovery net of forfeited reversal based on the graded vesting schedule of the granted options of $848,173 during the three months ended June 30, 2023 (an expense of $1,226,741 - June 30, 2022) and $460,940 during the six months ended June 30, 2023 (an expense of $2,905,548 - June 30, 2022).

Restricted Share Units

The Board of Directors may, from time to time, award RSUs to directors, officers, and employees. Under the incentive plan the maximum number of shares the Company is entitled to issue from treasury for payments in respect of awards of stock options and RSUs cumulatively should not exceed 10% of the total number of shares issued and outstanding. Upon vesting, the awardees of the RSUs will receive one common share of the Company for each RSU held. These RSUs include service conditions only.

The vesting of RSUs is based on the following service condition schedule:

Number of RSUs Granted	Fair Value per RSUs ($)	First Vesting Date	Vesting Criteria
100,000	2.39	19-Jan-22	8.33% vest every 3 months
460,000	2.39	16-Apr-22	8.33% vest every 3 months
300,000	1.96	7-May-22	8.33% vest every 3 months
50,000	1.31	21-Feb-22	100% vest immediately
660,000	1.31	21-May-22	8.33% vest every 3 months
20,000	0.59	17-May-22	100% vest immediately
1,110,000	0.59	17-Aug-22	8.33% vest every 3 months
500,000	0.52	4-Aug-22	4.17% every month
100,000	0.52	4-Oct-22	8.33% vest every 3 months
100,000	0.52	4-Jul-22	100% vest immediately
100,000	0.355	12-Jan-23	8.33% vest every 3 months
56,250	0.185	30-Nov-22	25% every 3 months
270,000	0.185	28-Feb-23	8.33% every 3 months
400,000	0.235	19-Feb-23	8.33% every 3 months
747,384	0.17	24-Feb-23	100% vest immediately

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

A summary of the Company's RSUs as at and during the six months ended June 30, 2023 and twelve months ended December 31, 2022 is as follows:

Number of RSUs
Balance as of December 31, 2022	4,190,698
Granted	2,507,384
Vested and Issued	(2,881,342)
Expired / cancelled / forfeited	(2,406,844)
Balance as of June 30, 2023	1,409,896

Balance as of December 31, 2021	1,667,500
Granted	4,126,250
Vested and Issued	(1,003,052)
Expired / cancelled / forfeited	(600,000)
Balance as of December 31, 2022	4,190,698

The Company recorded share-based payments recovery net of forfeited reversal based on the graded vesting schedule of the granted RSUs of $1,041,129 during the three months ended June 30, 2023 (an expense of $401,008 - June 30, 2022) and $858,632 during the six months ended June 30, 2023 (an expense of $1,246,494 - June 30, 2022).

Brokers warrants

A summary of the Company's warrants as at and during the six months ended June 30, 2023 and twelve months ended December 31, 2022 as follows:

Number of Warrants
Balance as of December 31, 2022	10,515,141
Expired / cancelled / forfeited	(1,493,398)
Balance as of June 30, 2023	9,021,743

Balance as of December 31, 2021	8,096,203
Granted	2,425,738
Exercised	(6,800)
Balance as of December 31, 2022	10,515,141

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The Company recorded share issuance costs for the broker warrants granted of Nil during the three months ended June 30, 2023 (Nil - June 30, 2022) and Nil during the six months ended June 30, 2023 ($345,816 - June 30, 2022).

Escrow Shares

The Company and certain shareholders of the Company entered into voluntary Lock-up Agreements where certain common shares are subject to resale restrictions, as per the escrow schedules.

Pooled shares for the FLC Business Combination (Note 5) shall be released as follows:

Number of Pooled Shares	First Release Date	Release Policy
42,947,658	25-Mar-22	8.33% every month
23,465,727	25-Jul-22	25% every 4 months
1,935,928	25-Mar-23	100% on date of release

Pooled shares for the Coinberry Business Combination (Note 5) shall be released as follows:

Number of Pooled Shares	First Release Date	Release Policy
16,411,816	4-Oct-22	12.5% every 3 months
10,821,408	4-Aug-22	8.33% every month
3,100,000	4-Jul-22	25% every month

Pooled shares for the Blockchain Foundry Inc. Business Combination (Note 5) shall be released as follows:

Number of Pooled Shares	First Release Date	Release Policy
1,736,022	10-Nov-22	100% on date of release
273,586	25-Feb-23	100% on date of release
273,586	7-May-23	100% on date of release
273,590	7-Aug-23	100% on date of release
273,590	7-Nov-23	100% on date of release

As at June 30, 2023, total of 16,994,582 (December 31, 2022 - 39,819,642) shares remain in escrow as part of the pooling agreement.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

19. ADDITIONAL DETAILS TO THE STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
Changes in working capital items	2023	2022
Trade and other receivables	(246,753)	(1,024,850)
Prepaid expenses	726,045	663,841
Income tax receivable	(522,156)	(141,453)
Trade and other payables	(1,343,066)	(3,882,554)
Digital asset inventory	465,946	(735,299)
Purchase of digital assets	-	(992,166)
Disposal of digital assets	944,866	8,394,423
	24,882	2,281,942

20. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Fair value measurements

IFRS 13, Fair-Value Measurement, establishes a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

  Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
  Level 2 - inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
  Level 3 - inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company's assets and liabilities measured at fair value on a recurring basis have been categorized into the fair value hierarchy as follows:

	Category	Fair Value as at June 30, 2023		Fair Value as at December 31, 2022

Financial assets at FVTPL
Digital assets	Level 2	-		664,092
Digital asset inventory	Level 2	869,207		1,543,318
Client digital assets	Level 2	270,664,321	-	161,015,890
Investments	Level 3	525,919		536,858

Financial liabilities at FVTPL
Client digital assets liabilities	Level 2	270,664,321		161,015,890
Warrant liabilities	Level 2	2,210,020		880,966

There was no movement of financial instruments between levels during the period.

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

The Company determined that the carrying values of its short-term financial assets and liabilities approximate the corresponding fair values because of the relatively short periods to maturity of these instruments and the low credit risk.

Digital currencies risk and risk management

Digital asset prices are affected by various forces including global supply and demand, interest rates, exchange rates, inflation or deflation and global political and economic conditions. A decline in the market prices for digital assets could negatively impact the Company's future operations. The Company holds digital assets on reputable custodian and liquidity providers with a total value of $869,207 as at June 30, 2023 (December 31, 2022 - $664,092). At June 30, 2023, had the market price of the Company's holdings of digital assets changed by 10% with all other variables being constant, the corresponding digital asset value change would amount to approximately $86,921.

Some fiat and digital assets of Bitbuy are held on account with various third-party digital asset trading platforms.  These deposits are held on account to allow for successful completion of user purchases and sales of digital assets.  These digital assets are transferred to Bitbuy's digital custodian accounts and fiat funds are transferred to financial institutions on an ongoing basis.

21. SEGMENT INFORMATION

The Company operates through two reportable segments: Centralized Finance (Bitbuy and Coinberry) and Decentralized Finance (WonderFi and BCF).

The operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments. The chief operating decision-maker has been identified as the President and Interim Chief Executive Officer. The Company has two operating and reportable segments: Decentralized Finance and Centralized Finance. All revenues and non-current assets are in Canada.

	Three Months Ended June 30, 2023
	DeFi	CeFi	Total
Revenue	-	2,977,711	2,977,711

Salaries and wages	654,899	1,494,725	2,149,624
Professional and consulting fees	1,194,282	690,435	1,884,717
Share-based payments	(1,889,302)	-	(1,889,302)
Marketing	94,038	341,488	435,526
Bank and transaction fees	35,605	540,446	576,051
Compliance fees	248,271	101,312	349,583
Other general and administrative expenses	475,627	3,576,797	4,052,424
Segment net loss before income taxes	(813,420)	(3,767,492)	(4,580,912)

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

	Three Months Ended June 30, 2022
	DeFi	CeFi	Total
Revenue	-	2,896,274	2,896,274

Salaries and wages	493,501	1,975,183	2,468,684
Professional consulting and fees	3,266,128	935,773	4,201,901
Share-based payments	2,475,510	-	2,475,510
Marketing	488,021	1,129,751	1,617,772
Bank and transaction fees	29,195	608,166	637,361
Compliance fees	-	185,711	185,711
Other general and administrative expenses	2,324,218	5,367,608	7,691,826
Segment net loss before income taxes	(9,076,573)	(7,305,918)	(16,382,491)

	Six Months Ended June 30, 2023
	DeFi	CeFi	Total
Revenue	-	5,446,995	5,446,995

Salaries and wages	1,691,915	3,377,132	5,069,047
Professional and consulting fees	3,901,077	1,178,708	5,079,785
Share-based payments	(1,319,572)	-	(1,319,572)
Marketing	330,198	434,842	765,040
Bank and transaction fees	127,600	924,713	1,052,313
Compliance fees	331,152	464,278	795,430
Other general and administrative expenses	1,210,724	5,481,314	6,692,038
Segment net loss before income taxes	(6,273,094)	(6,413,992)	(12,687,086)

	Six Months Ended June 30, 2022
	DeFi	CeFi	Total
Revenue	-	3,150,253	3,150,253

Salaries and wages	1,982,125	2,162,837	4,144,962
Professional consulting and fees	10,427,363	1,100,389	11,527,752
Share-based payments	4,999,803	-	4,999,803
Marketing	1,883,762	1,206,385	3,090,147
Bank and transaction fees	50,471	704,536	755,007
Compliance fees	-	193,752	193,752
Other general and administrative expenses	699,447	5,071,565	5,771,012
Segment net loss before income taxes	(20,042,971)	(7,289,211)	(27,332,182)

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Notes to Interim Condensed Consolidated Statements of Financial Statements (Expressed in Canadian dollars, unless otherwise stated) (Unaudited)

22. LOSS PER SHARE

No diluted loss per share has been calculated for the three and six months ended June 30, 2023 and three and six months ended June 30, 2022, given the Company's loss position, as the effect would be antidilutive. Basic loss per share is calculated by dividing the net loss by the weighted average number of shares.

The Basic and fully diluted loss per share for the three and six months ended June 30, 2023 and June 30, 2022 are as follows:

	Three Months Ended June 30,			Three Months Ended June 30,
	2023			2022
Basic and fully diluted loss per share	Net loss	weighted average # of shares	Loss per share	Net loss	weighted average # of shares	Loss per share
	(3,493,053)	241,977,310	(0.01)	(16,496,951)	169,324,350	(0.10)

	Six Months Ended June 30,			Six Months Ended June 30,
	2023			2022
Basic and fully diluted loss per share	Net loss	weighted average # of shares	Loss per share	Net loss	weighted average # of shares	Loss per share
	(11,122,524)	236,216,707	(0.05)	(27,446,642)	132,617,498	(0.21)

23. SUBSEQUENT EVENTS

On July 7, 2023, WonderFi, closed its previously announced acquisition of Coinsquare Ltd ("Coinsquare") and CoinSmart Financial Inc. ("CoinSmart"). WonderFi will integrate operations to offer one of the largest, regulated crypto asset trading platforms in Canada and will provide Canadians with a wide range of diversified products and services, including both retail and institutional crypto trading and B2B crypto payment processing. Pursuant to the transaction, WonderFi will issued 270,920,353 common shares to Coinsquare's shareholders, and 117,924,334 common shares to CoinSmart's shareholders.

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